UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 25, 2022

VYSTAR CORPORATION

(Exact Name of Registrant as Specified in Charter)

Georgia	000-53754	20-2027731
(State or Other Jurisdiction of Incorporation	(Commission File Number)	(IRS Employer Identification No.)

725 Southbridge St. Worcester, MA	01610
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (508) 791-9114

n/a

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Type of each Class	Trading Symbol(s)	Name of each exchange on which registered
Common	VYST	None

Indicate by checkmark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) of Rule 12B-2 of the Securities Exchange act of 1934 (§240.12b-2 of this chapter).

Emerging Growth Company ☐

If an emerging growth company, indicate by check mark if the Registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.03	Material Modification to Rights of Security Holders

To the extent required by Item 3.03 of Form 8-K, the information contained in Item 5.03 of this Current Report on Form 8-K is incorporated herein by reference.

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

On February 25, 2022, the Board authorized the 10% Series B Preferred Stock, and set aside 1,000,000 shares for 10% Series B Preferred Stock. On June 30, 2022 the number of shares set aside for 10% Series B Preferred Stock was increased to 2,500,000. The 10% Series B Preferred Stock includes a liquidation preference of $7.00 per share, subject to adjustment pursuant to any stock dividends and stock splits, and each share of 10% Series B Preferred Stock has a right to vote 1,000 common stock shares (subject to adjustment upon the Reverse Stock Split described below). Holders have a right to convert each share of 10% Series B Preferred Stock to 1,000 shares (subject to adjustment upon the Reverse Stock Split described below). The Company currently has 370,969 shares of 10% Series B Preferred Stock issued and outstanding, which was issued to pay off approximately $2,339,457 in debt and convertible debt.

On June 30, 2022, the Board authorized the 10% Series C Preferred Stock, and set aside 2,500,000 shares for 10% Series C Preferred Stock. The 10% Series C Preferred Stock includes a liquidation preference of $2.61 per share, subject to adjustment pursuant to any stock dividends and stock splits, and each share of 10% Series C Preferred Stock has a right to vote 1,000 common stock shares (subject to adjustment upon the Reverse Stock Split described below). Holders have a right to convert each share of 10% Series C Preferred Stock to 1,000 shares (subject to adjustment upon the Reverse Stock Split described below). The Company currently has 1,917,973 shares of 10% Series C Preferred Stock issued and outstanding, of which 1,885,407 were issued to pay off approximately $5,014,992 in debt and convertible debt.

On July 26, 2022, shareholders representing 59.75% of the voting capital stock authorized a 100:1 reverse stock split (the “Reverse Stock Split”). On July 26, 2022, shareholders representing 59.75% of the voting capital stock authorized an increase of common shares to 520 million after giving effect to the Reverse Stock Split. The Company filed an amendment with the Secretary of State of the State of Georgia with respect to the Reverse Stock Split on August 26, 2022, and an amendment with respect to the increase in authorized shares of common stock on August 26, 2022, and FINRA processed the Reverse Stock Split on December 9, 2022.

With respect to the Reverse Stock Split, every 100 shares of issued and outstanding Common Stock were automatically combined into one issued and outstanding share of Common Stock, without any change in the par value per share. No fractional shares were issued as a result of the Reverse Stock Split, and any fractional shares that would otherwise have resulted from the Reverse Stock Split were rounded up. The Reverse Stock Split reduced the number of shares of Common Stock outstanding from approximately 1,294,125,560 to 12,941,312 shares.

As a result of the Reverse Stock Split, the number of authorized shares decreased from 1,515,000,000 to 15,150,000, of which 15 million was classified for Common Stock and 150,000 for Preferred Stock. However, immediately after the Reverse Stock Split, the shareholders voted to increase the authorized shares of stock to 520,000,000, of which 500 million is reserved for Common Stock and 20 million shall is reserved for Preferred Stock.

The Common Stock is trading on a Reverse Stock Split adjusted based on December 9, 2022. The trading Symbol of the Common Stock remains VYST. The new CUSIP number for the Common Stock following the Reverse Stock Split is 92927N106.

The complete Articles of Incorporation, as amended, is attached hereto as Exhibit 3.1.

Item 5.07	Submission of Matters to a Vote of Security Holders

On July 26, 2022, eight shareholders holding more than a majority of the voting rights of common shares voted to approve the following matters:

Matter	For (1)	Against	Abstain	Broker Non-Votes

Approval of Amendment to	1,921,432,766	0	0	0
100:1 reverse stock split

Approval of Amendment to
Increase shares of authorized
Common Stock 520 million	1,921,432,766	0	0	0

(1)	Voting is calculated as follows: 1,294,125,560 outstanding common, adjusted to 3,215,588,326 to include voting power of preferred shares. Threshold to reach a majority is 1,607,779,163.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits

3.1	Certificate of Incorporation, as amended

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VYSTAR CORPORATION

Date: December 9, 2022	By:	/s/ Steven Rotman
	Name:	Steven Rotman
	Title:	President/Chief Executive Officer

Exhibit Index

Exhibit Number	Description

3.1	Certificate of Incorporation, as amended

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)